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                                                                      Exhibit 10

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of July 31, 2003 ("Commencement Date") by and between Limited Brands, Inc., a Delaware corporation (the "Company"), and Leonard A. Schlesinger (the "Executive") (hereinafter collectively referred to as "the parties").

         WHEREAS, the Executive has been employed as the Vice Chairman and Chief Operating Officer and is experienced in various phases of the Company's business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel;

         WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to secure the services and employment of the Executive, and the Executive is willing to render such services on the terms and conditions set forth herein.

         WHEREAS, this Agreement supersedes in its entirety the Employment Agreement that the parties entered into as of October 1, 1999 (the "Prior Agreement"); provided, however, that nothing in this Employment Agreement shall cancel or modify any previous grant of stock options or restrictive stock which was previously granted to the Executive or any rights to repurchase shares represented by such grants, including any grant that the Executive received as a Director of the Board of Directors of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

         1. Term. Executive shall be employed by the Company for the period commencing on the Commencement Date and, subject to earlier termination as provided herein, ending on February 6, 2009 (the "Employment Term"). On February 6, 2009 and each February 6 thereafter, the Employment Term shall automatically be extended for one additional year unless not later than ninety (90) days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term.

         2.  Employment.

             (a) Position. The Executive shall be employed as the Vice Chairman and Chief Operating Officer of the Company or such other position of greater status and responsibility as may be determined by the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity for the Company. The Executive shall report to the Chief Executive Officer of Limited Brands, Inc.

             (b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities hereunder as determined by the Board.

         3. Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of One Million Dollars ($1,000,000) less applicable withholdings.

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This base salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive's responsibilities, compensation of similar executives within the Company and in other companies, performance of the Executive, and other pertinent factors (hereinafter referred to as the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

         4.  Equity Compensation.

         Effective March 14, 2003, the Compensation Committee of the Board of Directors granted to Executive options to acquire 250,000 shares of the Company's common stock and 200,000 restricted shares and 200,000 restrictive stock units of the Company's common stock.

         Subject to the terms and conditions of the Company's Stock Option and Performance Incentive Plan ("SOPIP") the Company shall use its best efforts to cause the grant to Executive, during each year of the Employment Term, of additional options to acquire 125,000 shares of the Company's common stock on the first business day of such fiscal year. The annual grant of options may be modified consistent with changes to annual grants to other senior executives under the SOPIP. If the annual grant of options is modified the Company agrees to provide the Executive with comparable compensation as the Compensation Committee in good faith may determine.

         5. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

         6.  Bonus.

         The Executive shall be entitled to participate in the Company's applicable incentive compensation plan with a target level opportunity of One Hundred Thirty Percent (130%) of the Executive's Base Salary on such terms and conditions as may be determined from time to time by the Board.

         In addition, the Company has paid Executive a promotion bonus of One Million Dollars ($1,000,000), less applicable withholdings, on or before June 1, 2003.

         7.  Other Benefits.

             (a)   Life Insurance.

                   (1) During the term of the Agreement, the Company shall maintain life insurance coverage on the life of the Executive in the amount of $5,000,000 under the same terms as provided to other senior executives, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy. Further, the policy shall be assignable to the Executive, at his discretion, to the extent allowed pursuant to the terms and conditions of the policy.

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                   (2)   During the term of this Agreement, the Company shall be
entitled to maintain a "key person" term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

             (b) Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all documented expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

             (c) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties hereunder.

         8. Paid Time Off. The Executive shall be entitled to annual paid time off in accordance with the policies periodically established for similarly situated executives of the Company.

         9. Termination. The Executive's employment hereunder is subject to the following terms and conditions:

             (a) Disability. The Company shall be entitled to terminate the Executive's employment after having established the Executive's total and permanent Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement for a period of at least six (6) months in any 12 month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

             (b) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause" without any written notice prior to a Notice of Termination. For purposes of this Agreement, "Cause" shall mean that the Executive (1) willfully failed to perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has plead "guilty" or "no contest" to or has been convicted of an act which is defined as a felony under federal or state law; or
(3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

                   The Executive shall be given written notice by the Board of termination for Cause, stating in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be entitled to a hearing before the Board or a committee thereof established for such purpose and to be accompanied by his counsel. Such hearing shall be held within thirty (30) days after notice to the Company by the Executive, provided he requests such hearing within thirty
(30) days of the written notice from the Board of the termination for Cause. This provision shall not abrogate Executive's right to arbitration as provided for in Section 16 hereof.

             (c) Termination by the Executive for Good Reason. The Executive may terminate employment hereunder for "Good Reason" by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days

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from the delivery of such Preliminary Notice, a Notice of Termination. For purposes of this Agreement, "Good Reason" means (i) the failure to continue the Executive as Vice Chairman and Chief Operating Officer or in another capacity contemplated by Section 2 hereof; (ii) the assignment to the Executive of any duties materially inconsistent, or the failure to assign to the Executive duties materially consistent with, the Executive's positions, duties, authority, responsibilities and reporting requirements as set forth in Section 2 hereof;
(iii) a reduction in or a material delay in payment of any of the Executive's total cash and equity compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside the United States; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction; provided, however, that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty
(30) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (B) acts taken by the Company by reason of the Executive's physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

             (d) Notice of Termination. Any purported termination by the Company for Cause or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other fifteen (15) days prior to the Termination Date (as defined below). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other party thirty (30) days prior to the termination date. However, the Company may elect to pay the Executive in lieu of thirty (30) days written notice. For purposes of this Agreement, no such purported termination of employment by the Company for Cause, or by the Executive for Good Reason shall be effective without such Notice of Termination.

             (e) Termination Date, Etc. "Termination Date" shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive.

         10. Compensation Upon Certain Terminations by the Company not Following a Change in Control.

             (a) If during the Employment, Term, whether or not following a Change in Control (as defined below), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death or if the Executive resigns without Good Reason or gives written notice not to extend the term of this Agreement, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or

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credited thereon) (collectively, "Accrued Compensation"), provided however, that if the Executive gives written notice not to extend the Employment Term pursuant to Section 1, the Company shall continue to pay the premiums provided for in
Section 7(a)(1) through the end of the calendar year in which the Executive's termination occurs. The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

             (b) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, then except to the extent set forth in Section 10(g) the Company's sole obligations hereunder shall be as follows:

                   (i) the Company shall pay the Executive the Accrued Compensation;

                   (ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date;

                   (iii) in consideration of the Executive signing a General Release the Company shall (A) pay the Executive any incentive compensation under
Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; and
(B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii);

                   (iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs; and -

                   (v) in the event Executive becomes entitled to any payments under Section 10(g) the Company's obligations to Executive under Section 10 shall thereafter be determined solely under Section 10(g).

             (c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

                   (i) the Company shall pay the Executive the Accrued Compensation;

                   (ii) the Company shall continue to pay the Executive 100% of the Base Salary for the first twelve months following the Termination Date, 80% of the Base Salary for the second twelve months following the Termination Date, and 60% of the Base Salary for the third twelve months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company's relevant disability plan or plans;

                   (iii) if the Executive is disabled beyond thirty-six (36) months, the Company shall continue to pay the Executive 60% of Base Salary, up to a maximum payment of $250,000 per year, for the period of the Executive's Disability, as defined in the Company's relevant disability plans; provided, however, that such payments shall be reduced by the amount

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of any benefits the Executive receives by reason of his Disability under the
Company's relevant disability plan or plans; and

                   (iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

             (d) If the Executive's employment is terminated by reason of the Company's written notice to the Executive of its decision not to extend the Employment Term pursuant to Section 1 hereof, the Company's sole obligation hereunder shall be as follows:

                   (i) the Company shall pay the Executive the Accrued Compensation;

                   (ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the expiration of such term;

                   (iii) in consideration of the Executive signing a General Release the Company shall (A) pay the Executive any incentive compensation under
Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; and
(B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(d)(ii); and

                   (iv) the Company shall continue to pay the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs.

             (e) For up to eighteen (18) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii), 10(c)(ii) or 10(d)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease upon the expiration of Executive's rights to continue such medical and dental benefits under COBRA.

             (f) Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Sections 10(e) or 10(f) hereof.

             (g) In the event that (x) the Company enters into a binding agreement that, if consummated, would constitute a Change in Control, (y) Executive's employment is terminated under the circumstances set forth in
Section 10(b) and (z) a Change in Control of the Company actually occurs pursuant to the terms of such agreement (or any successor agreement thereto) involving one or more of the other parties to such agreement, then the Company's sole obligations hereunder shall be as follows:

                   (i) the Company shall pay to Executive a lump sum payment in cash no later than 10 business days after the Change in Control an amount equal to the sum of (A) and (B), where (A) is the difference between (x) the Severance Amount (as defined in Section 13(a)(ii)) and (y) the sum of the payments made to Executive prior to the Change in Control

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pursuant to Section 10(b)(ii), and (B) is the difference between (x) the Bonus
Amount (as defined in the Section 13(a)(iii)) and (y) the payments, if any, made to Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A);

                   (ii) the Company shall reimburse Executive for any documented legal fees and expenses to the extent set forth in Section 13(iv);

                   (iii) the Company shall pay such premiums as are required by
Section 13(a)(v)(A) to the extent not previously paid pursuant to Section 10(b)(iv) and shall make available to Executive and Executive's beneficiaries medical and dental benefits to the extent provided in Section 13(a)(v)(B); and

                   (iv) each of the Company and Executive shall have and be subject to the rights, duties and obligations set forth in Sections 12(c) and
(d).

             (h) In the event that (i) the Company becomes a party to a binding agreement relating to one or more transactions that, if consummated, would constitute a Change in Control, (ii) prior to such consummation the Company terminates Executive's employment under circumstances set forth in
Section 10(b) and (iii) such consummation occurs after the first anniversary of such termination (collectively, a "Covered Termination"), then the Company shall pay to Executive upon such consummation an amount in cash, less applicable withholdings, equal to the product of (x) times (y), where (x) is the amount by which the per share fair market value of the Company's common stock on the date of the Change in Control (the "CC Value") exceeds such fair market value on such first anniversary and (y) equals the number of unvested Options forfeited by Executive on such first anniversary. In addition, in the event of a Covered Termination the Company shall pay to Executive upon such consummation an amount in cash, less applicable withholdings, equal to the product of the CC Value times the number of restricted shares of Company common stock forfeited by Executive on such first anniversary.

                         Notwithstanding the foregoing, in the event that the
Executive's employment is terminated under the circumstances set forth in
Section 10(b) and it is reasonably demonstrated that such termination was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or otherwise arose in anticipation of a Change in Control, then the provisions of this Section 10(g) and 10(h) shall apply to such termination.

         11. Employee Covenants.

             (a) For the purposes of this Section 11, the term "Company" shall include Limited Brands, Inc. and all subsidiaries.

             (b) Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive or disclosure by the Executive, without the prior written consent of the Chairman, to any person other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below; provided, however, that such term shall not include the

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use or disclosure by the Executive, without consent, of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 11(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.

             (c) Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes, directly or indirectly, with the Company, or any of its products; provided, however, that the "beneficial ownership" by the Executive after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 11 of this Agreement.

                   The "Non-Competition Period" means the period the Executive is employed by the Company plus one (1) year from the Executive's last day of employment with the Company.

             (d) Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

                   The "No-Raid Period" means the period the Executive is employed by the Company plus one (1) year from the Executive's last day of employment with the Company.

             (e) Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during his employment with the Company including those developed on his own time, which relates to or is useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees that he will, without any additional consideration, execute all documents and take all other actions needed to convey his complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and the Executive waives all rights to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that he assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be his sole, exclusive, original work. The Executive also represents that he has

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not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

             (f) Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent, such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

             (g) The provisions of this Section 11 shall survive any termination of the Executive's employment with the Company, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending herself against the enforceability of the covenants and agreements of this Section 11.

         12. Change in Control.

             (a) For purposes of this Section 12, "Company" shall mean Limited Brands, Inc., a Delaware Corporation.

             (b) For purposes of this Agreement "Change in Control" means, and shall be deemed to have occurred upon the first to occur of any of the following events:

                   (i) Any Person (other than an Excluded Person) becomes, together with all "affiliates" and "associates" (each as defined under Rule 12b-2 of the Exchange Act, "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act) of securities representing 33% or more of the combined voting power of the Voting Stock then outstanding, unless such Person becomes "beneficial owner" of 33% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all "affiliates" and "associates" of such Person) to 33% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the "beneficial owner" of 33% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the "beneficial owner" of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person

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to increase to 33% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the "beneficial owner" of such additional Voting Stock, be deemed to have become the "beneficial owner" of 33% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

                   (ii) During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

                   (iii) A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

                   (iv) The consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

                   (v) A change in the Chief Executive Officer of Limited Brands, Inc. to whom Executive reports, unless Executive is named such Chief Executive Officer.

                   (vi) The occurrence of any transaction or event that the Board, in its sole discretion, designates a "Change in Control".

             Notwithstanding the foregoing, in no event shall a "Change in Control" be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Executive, if Executive is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of "Change in Control" a Person engaged in business as an underwriter of securities shall not be deemed to be the "beneficial owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. Excluded Person shall mean (i) the Company; (ii) any of the Company's Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv) "Person" shall mean any individual composition, partnership, limited liability company, associations, trust or other entity or organization. "Holding Company" shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock. "Voting Stock" means securities of the Company entitled to vote generally in the election of members of the Company's Board of Directors.

             (c) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, the Executive's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect.

             (d) All determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 12(a), shall be made by an independent accounting firm selected by the Company from among the largest six accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise
Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

         13. Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control

             a) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case during the 24 month-consecutive month period immediately following a Change in Control, the Company's sole obligations hereunder subject to the Executive's execution of a General Release, shall be as follows:

                   (i) the Company shall pay the Executive the Accrued Compensation;

                   (ii) the Company shall pay the Executive a lump sum payment in cash no later than ten business days after the termination date an amount equal to two times Executive's Base Salary (the "Severance Amount");

                   (iii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the date of termination an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company's incentive compensation plan described in Section 6 and an pro-rata amount equal to the number of days the Executive was employed during the season (the "Bonus Amount");

                   (iv) the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this section; and

                   (v)   the Company (A) shall pay the premiums provided for in
Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs, and (B) shall provide the Executive and Executive's beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination for a period of eighteen (18) months after the termination date; provided however, that the Company's obligation with respect to the foregoing medical and dental benefits shall cease upon the expiration of Executive's rights to continue such medical and dental benefits under COBRA.

             b) Except as provided in Section 13(a)(v)(B), the Executive shall not be required to mitigate the amount of any payment provided for in this
Section 13 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 13 be reduced by an compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         14. Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive's ability to fully perform the Executive's duties and responsibilities under this Agreement.

         15. Successors and Assigns.

             (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

             (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         16. Arbitration. Except with respect to the remedies set forth in
Section 11(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination, shall be settled and determined by binding arbitration. The American Arbitration Association, under its Commercial Arbitration Rules shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Arbitrator shall have no authority to award punitive damages against the Company or the Executive. The Arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination. The Company shall pay the costs of such arbitration; provided that each party shall be responsible for such parties legal and other fees and costs incurred in connection with such arbitration.

         17. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

         To the Executive:
             Leonard A. Schlesinger
             12 Edge of Woods
             New Albany, Ohio 43054

         To the Company:
             Limited Brands, Inc.
             3 Limited Parkway
             Columbus, Ohio 43230
             Attn: Secretary

         18. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

         21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         22. Entire Agreement. This Agreement including all of its recitals constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                   LIMITED BRANDS, INC.

                                   By:   /s/ Leslie H. Wexner
                                       ---------------------------
                                   Name: Leslie H. Wexner

                                   /s/ Leonard A. Schlesinger
                                   -------------------------------
                                   Leonard A. Schlesinger

                                      -15-